METTLER-TOLEDO INTERNATIONAL INC. REPORTS
                        FOURTH QUARTER 2005 RESULTS

            - - STRONG FOURTH QUARTER OPERATING PERFORMANCE - -
                     - - IMPROVED OUTLOOK FOR 2006 - -

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - February 10, 2006 - Mettler-Toledo International Inc. (NYSE: MTD) today announced net earnings of $44.2 million, or $1.04 per share on a diluted basis, for the quarter ended December 31, 2005. In the fourth quarter of 2004, net earnings per share were $0.81 and included $0.02 per share in investigation-related
costs.   Excluding the one-time item in last year's results, net earnings per share would have increased 25% in the quarter.

For the year ended December 31, 2005, net earnings per share were $2.52. This amount includes charges of $0.42 per share consisting of two items, a $0.30 per share charge for a non-cash intangible asset write-off and legal costs in conjunction with previously disclosed pipette litigation, and a $0.12 per share charge for non-recurring tax items. Net earnings per share in 2004 were $2.37 and include investigation-related costs of $0.08 per share. Excluding the one-time items in both periods, net earnings per share in 2005 would have increased 20%.

Sales for the quarter were $411.2 million, compared with $399.2 million in the prior year, an increase of 7% in local currency sales. Reported sales growth in the quarter was 3% and includes a 4% unfavorable currency impact. By region, local currency sales growth was 12% in the Americas, 2% in Europe and 9% in Asia / Rest of World. Adjusted operating income for the quarter amounted to $68.8 million, compared with $59.0 million last year which included $1.1 million of investigation-related costs. Excluding the one-time item in the prior period, adjusted operating income would have increased 14% in the quarter.

Sales for the year ended December 31, 2005 were $1.5 billion, compared with $1.4 billion in the prior year. This represents a 5% increase in local currency sales and a 1% increase due to currency resulting in a 6% increase in reported sales growth. By region, local currency sales growth was 7% in the Americas, 3% in Europe and 9% in Asia / Rest of World. Adjusted operating income for the year was $206.7 million, compared with the prior year amount of $179.4 million which included $5.0 million of investigation-related costs. Excluding the one-time item in the prior period, adjusted operating income would have increased 12% in 2005.

Cash flow from operations in the quarter was $59.5 million, compared with $44.1 million in the prior year quarter, an increase of 35%. Cash flow from operations for the year was $177.1 million, compared with $166.0 million in 2004, an increase of 7%. The Company repurchased 1,047,400 shares of its common stock in the fourth quarter and 3,229,200 shares in the year.

Robert F. Spoerry, Chairman, President and Chief Executive Officer, stated, "We are very pleased with our fourth quarter operating performance and our strong finish to 2005. Sales growth in our laboratory products was robust while food retailing had another quarter of strong sales performance. We demonstrated further improvement in gross margins which reached 50.6% in the quarter and drove the solid increase in operating profit. Our EPS growth in the quarter, excluding one-time items, was again excellent and contributed to the 20% growth achieved in 2005."

Spoerry continued, "Disciplined execution of our strategic initiatives drove strong operating performance in 2005. We made noteworthy progress on Project Spinnaker, our corporate-wide initiative to accelerate our organic sales growth through excellence in sales, service and marketing. We launched many new products to reinforce our technology leadership and have a robust product pipeline as we enter 2006. We expanded our Chinese operations with further investments in the front-end including new sales and service locations. We also continued to transfer production from our Western plants to China and initiated expansion of our manufacturing capacity. On a global basis, we reduced logistics costs and improved inventory productivity through our supply chain initiatives. Finally, our strong cash flow allowed us to generate value to shareholders through the repurchase of 7% of our shares in 2005."

Spoerry concluded, "The hallmarks of our franchise are market leadership; global presence; a diversified customer base and product portfolio; technology leadership; and a culture of delivering the highest quality products and services. These elements provide a solid foundation for our future. We remain cautious on the global economy but believe, with continued solid execution of our strategic initiatives, we are well positioned for growth in 2006 and beyond."

The Company stated that it is raising its 2006 EPS target range. Based on an economic environment and market conditions similar to today's, the Company is now targeting EPS in the range of $3.30 to $3.35, assuming local currency sales growth in the range of 4% to 6%. This compares with guidance previously given of $3.20 to $3.25 per share. The Company noted that in 2006, its stock-based compensation program will be expensed as per the guidelines of FAS 123R. The guidance provided does not reflect an approximate $0.13 per share expense for its stock-based compensation program. The Company added that it expects the first quarter 2006 EPS to be in the range of $0.54 to $0.57, which excludes $0.03 per share expense for its stock-based compensation program.

The Company has reconciled adjusted operating income to earnings before taxes, the most comparable U.S. GAAP measure, in the attached schedules.

The Company will host a conference call to discuss its fourth quarter results today (Friday, February 10) at 8:00 a.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company's website at www.mt.com.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see "Factors affecting our future operating results" in Part I, Item 1, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2004. The Company assumes no obligation to update this press release.

                     METTLER-TOLEDO INTERNATIONAL INC.
                     COMPARATIVE FINANCIAL INFORMATION
                 (amounts in thousands except share data)

                                     Three months ended       Three months ended
                                     December 31, 2005        December 31, 2004
                                    (unaudited)        %      (unaudited)       %

Net sales                             $411,247 (a)  100.0      $399,205      100.0
Cost of sales                          203,154       49.4       200,748       50.3
                                      --------      -----      --------      -----
Gross profit                           208,093       50.6       198,457       49.7

Research and development                20,840        5.1        22,208        5.5
Selling, general and administrative    118,493       28.8       117,268  (b)  29.4
                                      --------      -----      --------      -----
Adjusted operating income               68,760       16.7        58,981       14.8

Amortization                             2,821        0.7         3,627        0.9
Interest expense                         3,594        0.9         3,241        0.8
Other charges (income), net               (772)      (0.2)          273        0.1
                                      ---------      -----     --------       ----
Earnings before taxes                   63,117       15.3        51,840       13.0

Provision for taxes                     18,925        4.6        15,551        3.9
                                       -------       ----      --------       ----
Net earnings                           $44,192       10.7       $36,289        9.1
                                       =======       ====      ========       ====

Diluted per share amounts:

Net earnings                             $1.04                    $0.81

Weighted average number of common    42,419,020               44,828,205
  and common equivalent shares


Notes:

(a) Local currency sales increased 7% as compared to the same period in 2004.

(b) Includes $1.1 million ($0.8 million after-tax), or $0.02 per share, of costs related to an investigation into allegations made by an employee with respect to the Company and various company processes.

                     METTLER-TOLEDO INTERNATIONAL INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except share data)

                                                As Reported            As Reported
                                                -----------            -----------
                                         Three months ended     Three months ended
                                          December 31, 2005      December 31, 2004
                                                 (unaudited)            (unaudited)
Net sales                                          $411,247               $399,205
Cost of sales                                       203,154                200,748
                                                    -------               --------
Gross profit                                        208,093                198,457

Research and development                             20,840                 22,208
Selling, general and administrative                 118,493                117,268
Amortization                                          2,821                  3,627
Interest expense                                      3,594                  3,241
Other charges (income), net                            (772)                   273
                                                    -------               --------
Earnings before taxes                                63,117                 51,840

Provision for taxes                                  18,925                 15,551
                                                    -------               --------
Net earnings                                        $44,192                $36,289
                                                    =======               ========

Basic earnings per common share:
Net earnings                                          $1.06                  $0.83
Weighted average number of common shares         41,549,018             43,601,286

Diluted earnings per common share:
Net earnings                                          $1.04                  $0.81
Weighted average number of common                42,419,020             44,828,205
  and common equivalent shares


                     METTLER-TOLEDO INTERNATIONAL INC.
                     COMPARATIVE FINANCIAL INFORMATION
                 (amounts in thousands except share data)

                                                              Year ended                           Year ended
                                                       December 31, 2005                    December 31, 2004
                                                              (unaudited)           %              (unaudited)            %

Net sales                                                     $1,482,472 (a)      100.0            $1,404,454          100.0
Cost of sales                                                    752,153           50.7               722,047           51.4
                                                              ----------          -----             ---------          -----
Gross profit                                                     730,319           49.3               682,407           48.6

Research and development                                          81,893            5.6                83,217            5.9
Selling, general and administrative                              441,702           29.8               419,780  (d)      29.9
                                                                --------          -----             ---------          -----
Adjusted operating income                                        206,724           13.9               179,410           12.8

Amortization                                                      11,436            0.7                12,256            0.9
Interest expense                                                  14,880            1.0                12,888            0.9
Other charges, net                                                20,224  (b)       1.4                    42            0.0
                                                                 -------           ----             ---------           ----
Earnings before taxes                                            160,184           10.8               154,224           11.0

Provision for taxes                                               51,282  (c)       3.5                46,267            3.3
                                                               ---------           ----             ---------           ----
Net earnings                                                    $108,902            7.3              $107,957            7.7
                                                               =========           ====             =========           ====

Diluted per share amounts:

Net earnings                                                      $2.52                                $2.37

Weighted average number of common                            43,285,121                           45,483,969
  and common equivalent shares


Notes:

(a) Local currency sales increased 5% as compared to the same period in 2004.

(b) Includes a $21.8 million ($13.1 million after-tax), or $0.30 per share, one-time pipette litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.

(c) Includes a net tax charge of $5.4 million, or $0.12 per share, related to earnings repatriation associated with the American Jobs Creation Act ($13.1 million) offset in part by the favorable resolution of certain tax contingencies ($7.7 million).

(d) Includes $5.0 million ($3.5 million after-tax), or $0.08 per share, of costs related to an investigation into allegations made by an employee with respect to the Company and various company processes.

                     METTLER-TOLEDO INTERNATIONAL INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except share data)

                                         As Reported          As Reported
                                          Year Ended           Year Ended
                                       December 31, 2005    December 31, 2004
                                          (unaudited)

Net sales                                 $1,482,472           $1,404,454
Cost of sales                                752,153              722,047
                                           ---------            ---------
Gross profit                                 730,319              682,407

Research and development                      81,893               83,217
Selling, general and administrative          441,702              419,780
Amortization                                  11,436               12,256
Interest expense                              14,880               12,888
Other charges, net                            20,224                   42
                                           ---------            ---------
Earnings before taxes                        160,184              154,224

Provision for taxes                           51,282               46,267
                                           ---------            ---------
Net earnings                                $108,902             $107,957
                                           =========            =========

Basic earnings per common share:
Net earnings                                   $2.58                $2.44
Weighted average number of common shares  42,207,777           44,237,214

Diluted earnings per common share:
Net earnings                                   $2.52                $2.37
Weighted average number of common
  and common equivalent shares            43,285,121           45,483,969

        METTLER-TOLEDO INTERNATIONAL INC.
      CONDENSED CONSOLIDATED BALANCE SHEETS
              (Amounts in thousands)


                                               December 31,     December 31
                                                    2005            2004
                                               (unaudited)

Cash and cash equivalents                         $324,578        $67,176
Accounts receivable, net                           271,915        271,097
Inventories                                        150,201        156,539
Other current assets and prepaid expenses           53,965         57,545
                                               -----------     ----------
Total current assets                               800,659        552,357

Property, plant and equipment, net                 218,519        242,709
Goodwill and other intangibles                     528,209        560,181
Other non-current assets                           122,386        124,825
                                               -----------     ----------
Total assets                                    $1,669,773     $1,480,072
                                               ===========     ==========

Short-term debt                                     $6,345         $6,913
Accounts payable                                    88,553         85,129
Accrued and other current liabilities              258,558        256,204
                                                  --------       --------
Total current liabilities                          353,456        348,246

Long-term debt                                     443,795        196,290
Other non-current liabilities                      213,520        214,650
                                               -----------     ----------
Total liabilities                                1,010,771        759,186

Shareholders' equity                               659,002        720,886
                                               -----------     ----------
Total liabilities and shareholders' equity      $1,669,773     $1,480,072
                                               ===========     ==========

                  METTLER-TOLEDO INTERNATIONAL INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Amounts in thousands)

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Three months ended              Twelve months ended
                                                                             December 31,                    December 31,
                                                                          2005             2004           2005             2004
                                                                      (unaudited)      (unaudited)    (unaudited)     (unaudited)
Cash flow from operating activities:
    Net earnings                                                         $44,192          $36,289       $108,902         $107,957
    Adjustments to reconcile net earnings to
      net cash provided by operating activities:
    Depreciation                                                           6,519            7,029         25,977           26,668
    Amortization                                                           2,821            3,627         11,436           12,256
    Voluntary pension contributions                                            0          (10,006)             0          (10,006)
    Other                                                                     69              713         14,767              569
    Increase in cash resulting from changes in
      operating assets and liabilities                                     5,869            6,412         15,977           28,549
                                                                       ---------         --------      ---------         --------
                Net cash provided by operating activities                 59,470           44,064        177,059          165,993
                                                                       ---------         --------      ---------         --------

Cash flows from investing activities:
    Proceeds from sale of property, plant and equipment                      549              104          1,423            1,819
    Purchase of property, plant and equipment                            (11,452)         (10,365)       (32,498)         (27,882)
    Acquisitions                                                            (103)               0         (4,087)          (2,287)
                                                                       ---------         --------      ---------         --------
                Net cash used in investing activities                    (11,006)         (10,261)       (35,162)         (28,350)
                                                                       ---------         --------      ---------         --------

Cash flows from financing activities:
    Proceeds from borrowings                                             508,583           12,682        667,901           81,027
    Repayments of borrowings                                            (283,873)          (6,948)      (414,578)        (121,631)
    Proceeds from exercise of stock options                               15,556           14,668         27,007           25,567
    Repurchases of common stock                                          (53,701)         (42,302)      (161,832)        (102,397)
    Refinancing fees                                                        (760)               0           (760)               0
                                                                       ---------         --------      ---------         --------
                Net cash provided by (used in) financing activities      185,805          (21,900)       117,738         (117,434)
                                                                       ---------         --------      ---------         --------

Effect of exchange rate changes on cash and cash equivalents              (4,087)           1,225         (2,233)           1,851
                                                                       ---------         --------      ---------         --------

Net increase in cash and cash equivalents                                230,182           13,128        257,402           22,060

Cash and cash equivalents:
    Beginning of period                                                   94,396           54,048         67,176           45,116
                                                                       ---------         --------      ---------         --------
    End of period                                                       $324,578          $67,176       $324,578          $67,176
                                                                       =========         ========      =========         ========

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO
 FREE CASH FLOW

Net cash provided by operating activities                                $59,470          $44,064       $177,059         $165,993
    Payments in respect of restructuring activities                           32              662          1,973            3,982
    Proceeds from sale of property, plant and equipment                      549              104          1,423            1,819
    Purchase of property, plant and equipment                            (11,452)         (10,365)       (32,498)         (27,882)
                                                                         --------         --------      ---------        ---------
        Free cash flow                                                   $48,599          $34,465       $147,957         $143,912
                                                                         ========         ========      =========        =========

                     METTLER-TOLEDO INTERNATIONAL INC.
                         OTHER OPERATING STATISTICS

                LOCAL CURRENCY SALES GROWTH BY DESTINATION

                                           Europe       Americas   Asia/RoW    Total
                                       -----------------------------------------------
Three Months Ended December 31, 2005         2%           12%         9%        7%

Year Ended December 31, 2005                 3%            7%         9%        5%


     RECONCILIATION OF EPS AS REPORTED TO EPS EXCLUDING ONE-TIME ITEMS

                                                  Three Months Ended    Twelve Months Ended
                                                      December 31,          December 31,
                                                    2005       2004       2005      2004
                                               (unaudited)(unaudited)(unaudited)(unaudited)


EPS as reported, diluted                            $1.04      $0.81(d)   $2.52     $2.37(f)

Discrete tax items (a)                                -          -        0.12        -

Non-cash intangible write-off and litigation (b)      -           -       0.30         -

Investigation related costs (c)                       -        0.02         -       0.08

                                                    -----      -----      ----      -----

EPS excluding one-time items, diluted               $1.04      $0.83(e)   $2.94     $2.45(g)
                                                    =====      =====      ====      =====

Notes:

(a) EPS impact of net tax charges related to earnings repatriation associated with the American Job Creation Act ($13.1 million) offset in part by the favorable resolution of certain tax contingencies ($7.7 million).

(b) EPS impact of one-time pipette litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.

(c) EPS impact of costs related to an investigation into allegations made by an employee with respect to the Company and various company processes.

(d) EPS, as reported, increased 28% for the three months ended December 31, 2005 as compared to the same period in 2004.

(e) EPS, excluding one-time items, increased 25% for the three months ended December 31, 2005 as compared to the same period in 2004.

(f)  EPS, as reported, increased 6% in 2005 as compared to 2004.

(g) EPS, excluding one-time items, increased 20% in 2005 as compared to 2004.
